Exhibit 99.1
Transcript
CASABLANCA RESORTS
Moderator: Randy Black, Sr.
November 12, 2008
11:00 am CT

Operator:	Ladies and gentlemen, thank you for standing by.

Welcome to the Black Gaming’s Third Quarter conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press star the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an Operator please press star 0.

As a reminder this conference is begin recorded, Wednesday, November 12, 2008.

I would now like to turn the conference over to Randy Black, Sr., Chairman and Chief Executive Officer. Please go ahead, sir.

Randy Black, Sr.:	Thank you (Linda). Good morning and welcome to Black Gaming’s Third Quarter conference call.

I’m Randy Black, Sr., Chairman and CEO of the company. And with me today is Sean McKay, our CAO.

Sean before we begin will give us forward-looking statements — talk about forward-looking statements contained in this call.

Sean.

Sean McKay:	Thanks Randy. Today’s conference call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, results of operations, debt and credit facilities and our subsidiaries which involve risks and uncertainties that cannot be predicted or quantified and consequently actual results may differ materially from those expressed or implied herein.

Such risks and uncertainties include but are not limited to the broad macroeconomic and gaming industry economic conditions, the tight credit market and other risks described in our filings with the SEC.

All forward-looking statements are based on our current expectations and predictions about future events.

I’d also like to remind everyone that we will make reference to non-GAAP financial measures routinely used in the gaming industry, namely earnings before interest, taxes, depreciation and amortization, EBITDA, which can be recalculated from our recent SEC Form 10-Q filing by adding back depreciation and amortization, loss on sale and disposal of assets, impairment of long lived assets, and goodwill impairment to our operating loss or income.

Randy.

Randy Black, Sr.:	Thank you Sean. This economy is unprecedented. As outlined in our recent Form 10-Q filing with the SEC, the current economic environment has impacted virtually every aspect of our business as well as virtually every sector in America.

We believe that cash on hand and operating cash flows will be adequate to meet our anticipated working capital requirements, capital expenditures and scheduled payments of interest for at least through the remainder of 2008.

But we anticipate that we would be — require additional funds to meet our liquidity needs in 2009.

The Form 10-Q filing provides more detail about our liquidity needs and challenges.

Additionally we have negotiated an amendment and forbearance agreement on our senior credit facility with Wells Fargo Foothill related to our financial covenant violation and anticipated future violations as outlined in the Form 10-Q filing.

Needless to say Black Gaming has some significant hurdles and outside of a newly elected President not much else appears to be changing in terms of customer sentiment or spending habits.

Revenue declines have accelerated and although we have reduced expenses in every effort to keep pace, we’re faced with this prospect of having to take increasingly more drastic steps to reduce our fixed expenses which will fundamentally change the way we currently operate.

Compounding these issues our balance sheet is ill-prepared to support further operational decline.

Debt service is a significant and growing component of our liquidity needs and despite our continued efforts to reduce our expenses there is no silver bullet.

We have made significant changes to our cost structure and have aggressively reduced expenses. Further reductions will change the fundamentals of our business structure but may be necessary to overcome the significance of our declining top line performance.

I’ll now turn the time back to Sean to briefly review the third quarter results.

Sean McKay:	Thanks Randy. As Randy mentioned this year continues to be challenging. Our recent Form 10-Q filing with the SEC outlines the company’s quarterly performance so I’ll briefly go over some of the results.

Clearly we’ve been impacted by the softening market and as a result our gaming revenues declined 27.7% to 18 million from 24.9 million for the Third Quarter Ended September 30, 2008 compared to the same period in 2007. The decrease is primarily due to a 5.9 million decrease in slot revenues, a .5 million decrease in table games revenues and a .4 million decrease in other gaming revenues.

For the nine months ended September 30, 2008 as compared to the same period in 2007 gaming revenues declined 22.1% to 63.6 million from 81.7 million. This decrease was primarily due to a 15.6 million decrease in slot revenues, a 1.5 million decrease in table games revenues and a .9 million decrease in other gaming revenues.

Hotel revenues decreased 9% to 6.6 million from 7.2 million for the

Third Quarter Ended September 30, 2008 compared to the same period in 2007. The decrease is primarily due to lower average daily room rates on similar occupancy levels in the prior year period.

Hotel revenues decreased 16.3% to 22.6 million from 27 million for the nine months ended September 30, 2008 compared to the same period in 2007. This decrease was also due to the same factors that impacted the quarter results of lower ADR on similar occupancy levels when compared to the prior year period.

Food and beverage revenues decreased 27.7% to 7 million from 9.7 million for the Quarter Ended September 30, 2008 compared to the same period in 2007. The decrease is primarily attributable to a reduction in our pricing which also impacted our margins.

Food and beverage revenues decreased 20.5% to 25.1 million from 31.5 million for the nine months period ended September 30, 2008 compared to the same period in 2007. Similarly the decrease was primarily attributable to a reduction in our pricing which also impacted our margins for the period.

EBITDA decreased to a loss position of .9 million from positive 1.3 million for the Quarter Ended September 30, 2008 compared to the same period in the prior year.

EBITDA decreased 34.5% to 10.3 million from 15.7 million for the nine months ended September 30, 2008 compared to the same period in the prior year.
Our primary sources of liquidity and capital resources have been cash from operations and from our credit facility. Approximately 4.2 million to 4.5 million represents cash in cage.

We spent approximately .8 million in capital expenditures for the nine month period ended September 30, 2008 compared to 13.8 million in the prior year period.

In addition we obtained gaming equipment financing of approximately 1.1 million for the nine month period ended September 30, 2008.

Our liquidity needs mainly consist of our operating requirements, our debt service requirements under our credit facility and notes, and our maintenance CAPEX. These annually represent approximately 11.5 million for debt service and approximately 2.5 to 3 million in maintenance CAPEX and small scale capital additions.

As outlined in our Form 10-Q filing with the SEC we anticipate we have enough liquidity to meet our operational, debt service and CAPEX needs for the remainder of 2008.

However we anticipate that we will require additional funding to meet our needs in 2009.

We continue to experience overall declines in our EBITDA and expect to experience continued softness through the remainder of 2008 which may present further difficulties in meeting our debt service, operational and CAPEX needs going forward.

I’ll now turn the call back over to Randy. Randy.

Randy Black, Sr.:	Thank you Sean. Well despite this bleak outlook in our current financial position, I’m still optimistic about the long term prospects of Mesquite, our market position and our anticipated future operating leverage when top line revenues return.

A great example of the long term prospects of Mesquite is how well Sun City Mesquite continues to do in this market.

So (Linda) we’ll now turn the call back over and take some questions.

Operator:	Thank you. Ladies and gentlemen if you would like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration please press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request.

Our first question comes from the line of Larry Gladstone with Jefferies. Please proceed with your question.

Larry Gladstone:	Hey guys.

Randy Black, Sr.:	Good morning Larry.

Larry Gladstone:	Good morning. October, November how’s — has it looked any better or is it more the same?

Sean McKay.:	No. We’re not going to speculate on the specifics.

But October and November as we mentioned and the remainder of 2008 is still looking soft.

Larry Gladstone:	Okay. I mean, you know, obviously Foothill has drawn down completely. What kind of — and you’re limited in cost savings you can do.

So what are your thoughts at this point in time?

Randy Black, Sr.:	Right now we’re in the process of evaluating all of our financial and strategic alternatives Larry aimed at addressing the trends in the company’s operating results and financial position.

And those alternatives include a litany of things that could include recapitalization, refinance, restructuring, on and on.

So at this point we’re still reviewing all of our options.

Larry Gladstone:	All right. I mean does it work with the number of casinos you have? Would you be able to sell one and still have it flow properly if you took one out of the group?

Randy Black, Sr.:	That’s something that we wouldn’t speculate on at this point, right. I mean we are as we said evaluating all of our alternatives. So I wouldn’t say that’s something we’re looking at right now.

Larry Gladstone:	All right. Sorry, no, I’m just — I thought I’d ask the question. No, that’s about it.

You know and again I mean as far as I guess you really don’t get forward bookings at all but, you know, I mean is there any indications that you have that give any hope to maybe a little improvement going forward?

Randy Black, Sr.:	Not anything more than we’ve already given you.

Larry Gladstone:	All right, well new President aside, okay. Thanks.

Randy Black, Sr.:	Okay, thanks Larry.

(Linda)?

Operator:	Ladies and gentlemen as a reminder to register for a question press the 1 followed by the 4.

Our next question comes from the line of (John Fleming) with Broadpoint Capital. Please proceed with your question.

(John Fleming):	Just sort of a follow-up. Are you seeing any impact at all from the lower price of gasoline on your customer?

Sean McKay.:	It’s still a tough market right now. I think that the biggest thing that’s been shattered is customer sentiment as we said. The spend per visit has gone way down.

And I think that folks are just still in sticker shock. So the gas prices although they have provided some relief are not the end all, be all for us.

(John Fleming):	Okay. I think in the 10-Q report you mentioned one of the alternatives was to potentially shutdown temporarily one of your operating casinos.

Can you give us a little more color about that? Is there one property in particular that may be losing a little more money than the others or what are you thinking there?

Randy Black, Sr.:	Well again (John) right now we’re still evaluating our financial and strategic alternatives.

And no, we don’t have anything earmarked at this point. We’re still looking at everything.

(John Fleming):	Have you guys hired restructuring advisors either legal for financial to help you as you evaluate these alternatives?

Randy Black, Sr.:	We have a group of consultants that work with us, yes.

(John Fleming):	Okay. Is there any — can you give us a sense in the third quarter at least what the properties — what the performance was from an EBITDA perspective? I know you haven’t done that in the past but maybe you can help us given the current situation to understand contribution from the relative properties.

Sean McKay:	I don’t have the exact figures off the top of my head.

But, you know, the — they are different. I’ll leave it at that. The operating leverage at some of the properties is a lot less than some of the other ones being that we’ve got golf courses at some and we don’t at others.

But I won’t provide the specifics on each of those.

(John Fleming):	And how do you see your. . .

Randy Black, Sr.:	And (John) we’re . . . all that right now.

(John Fleming):	Okay, that’s helpful. How do you feel that your competition is weathering the economic climate?

Randy Black, Sr.:	Wish we had his numbers, we don’t know. Can’t really speculate on exactly how they’re doing. You know the LVCVA publishes data on how the market is trending.

But as you can see from that the overall market is down.

(John Fleming):	Do you guys feel like you’re losing any market share or sort of maintaining in a decreased revenue environment?

Sean McKay:	Well as we started off at the beginning of this year our initial attempts to boost that top line through our free slot play has been successful at bringing in headcount.

But as we mentioned the increased customers has not increased the customer spend which has impacted the market share.

(John Fleming):	Okay. All right, guys thanks very much.

Randy Black, Sr.:	Thanks (John).

Operator:	Our next question comes from the line of Tom Hauser with Guggenheim. Please proceed with your question.

Jamie Freeland:	Hey, it’s actually Jamie Freeland.

In your Q I think you commented that part of the Foothill amendment was — gives you the ability to close one of the facilities for a period of time.

Can you talk a little bit about that whether it’s planned, how much cost you think that saves you?

And then also can you talk about whether the liquidity comments that you made are — you know, if those comments — if the PIK’s go cash pay in July do you think you’d have the same issue for liquidity for 2009?

Randy Black, Sr.:	First Jamie we can’t comment on, you know, speculate on what the PIK would do or anything like that moving forward.

But I can tell you that we are just like Sean said earlier, we are evaluating all of the options. Some of our properties have better operating margins than others.

But we haven’t really jumped in there to do specifics yet. We will be doing that moving forward.

And that’s kind of where we are right now.

Jamie Freeland:	And that was something you just asked for it to be prudent? I guess it’s a little odd to come up in the amendment and gone into the Q without. . .

Randy Black, Sr.:	Exactly the way you said Jamie. We had to do it because we needed the flexibility.

Jamie Freeland:	Okay. Any kind of color on what traffic count’s like on the highway, kind of. . .

((Crosstalk))

Randy Black, Sr.:	Traffic count is still down about 11% daily which is about 2,500 cars a day.

Jamie Freeland:	Okay.

Randy Black, Sr.:	So, you know it’s still suffering. We’re just like everybody else. We’ve got the people coming there still. You know our occupancy is about the same as it was last year. The rate’s down a little bit.

But the people aren’t playing as much. That’s what’s going on.

Jamie Freeland:	And that traffic count hasn’t bounced back at all with gas prices coming down pretty dramatically?

Randy Black, Sr.:	No, everybody’s kind of still sitting around.

Jamie Freeland:	Yeah. Okay, thanks for the help.

Randy Black, Sr.:	Thanks Jamie.

Operator:	Mr. Black there are no further questions at this time. I will now turn the call back to you.

Randy Black, Sr.:	Well thank you very much (Linda). If that’s the last question, we’ll now end the conference call.

Thanks everybody. We’ll talk to you next Q. Pray for a better economy. Thank you.

Operator:	Ladies and gentlemen that does conclude the conference call for today.

We thank you for your participation and ask that you please disconnect your line.
END